Exhibit 10.1
Trinseo PLC 76 Sir John Rogerson’s Quay Dublin 2 D02 FX51, Ireland

Frank A. Bozich

President and Chief Executive Officer

May 9, 2022

Dear Frank,

We are advising you of a change in your Change of Control benefit under your employment contract with Trinseo PLC or its affiliate.  Basically, the change increases the severance amount from 24 months to 36 months provided all other conditions of this benefit are met.  More particularly, please note that the double trigger elements both still apply.

A side-by-side comparison of the change is provided below:

Current Change in Control Severance - Section 8(e)	New Change in Control Severance - Section 8(e)
(i)This Section 8(e) shall apply if the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(d) hereof, or (y) by the Executive for Good Reason, in either case, during the Employment Term and the two (2)-year period commencing upon a Change in Control. Subject to the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 8(d)(i), (ii) and (iii), except that in lieu of receiving the Severance Amount, as applicable, in installments as contemplated under Section 8(d)(ii), the Executive shall receive a lump sum payment equal to the applicable Severance Amount, on the date of such termination; provided that to the extent that the payment of the applicable amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall be made on the sixtieth (60th) day following such termination.

(i) This Section 8(e) shall apply if the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(d) hereof, or (y) by the Executive for Good Reason, in either case, during the Employment Term and the two (2)-year period commencing upon a Change in Control. Subject to the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 8(d)(i), (ii) and (iii), except that: (i) the Severance Amount shall be three (3.0) multiplied by the annual sum of the Executive’s Base Salary and Target Bonus in effect for the then-current year of termination, and (ii)  in lieu of receiving the Severance Amount, as applicable, in installments; the Executive shall receive a lump sum payment equal to the applicable Severance Amount, on the date of such termination; provided that to the extent that the payment of the applicable amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall be made on the sixtieth (60th) day following such termination.

By way of this letter amendment, we propose deleting current Section 8(e)(i) and replacing it with new Section 8(e)(i). There are no other changes to your employment contract.  All other terms and conditions remain unchanged.

Please return your acceptance at your earliest convenience.

Best regards,

2
Signature: /s/ Angelo N. Chaclas	Signature: /s/ Paula Cooney
Name:Angelo N. Chaclas	Name:Paula Cooney
Title:S.V.P., Chief Legal Officer	Title:S.V.P., Chief Human Resources Officer
Date:5-11-2022	Date:5-11-2022

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Trinseo PLC 76 Sir John Rogerson’s Quay Dublin 2 D02 FX51, Ireland

I have read this letter amendment, understand it, and agree to the terms set forth above:

Date: 5-10-2022Signature: /s/ Frank A. Bozich

Frank A. Bozich